Exhibit 99.1

News Release	11755 Wilshire Blvd., 20th Floor Los Angeles, CA 90025

ABRAXIS BIOSCIENCE REPORTS 14% REVENUE GROWTH TO

$82.1 MILLION FOR THE FIRST QUARTER OF 2008

Highlights

•	Abraxis reports First Quarter Net Income of $0.11 Per Diluted Share Versus Net Loss of $0.14 Per Share in Prior-Year Period

•	Company Reports Adjusted Net Income of $0.49 Per Diluted Share Versus $0.11 Per Diluted Share in Prior-Year Period

•	ABRAXANE First Quarter 2008 Revenue Increased 13% to $79.9 Million Versus $70.9 Million for the Prior-Year Period

•	ABRAXANE Share of Taxane Market Reaches All Time High of 37% in 2nd Line Metastatic Breast Cancer

LOS ANGELES, Calif.—May 15, 2008—Abraxis BioScience, Inc. (NASDAQ: ABII), a fully integrated biotechnology company, today reported unaudited financial results for the first quarter ended March 31, 2008.

Net revenue for the first quarter of 2008 increased 14.3 percent to $82.1 million, compared with $71.9 million for the prior year period. Revenue from sales of ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) grew 12.8 percent to $79.9 million for the first quarter of 2008 versus $70.9 million for the same period in 2007. Net revenue for the first quarter of 2008 included recognized deferred revenue of $10.2 million, that was initially deferred, relating to the co-promotion agreement with AstraZeneca and the license agreements with Taiho of Japan and Green Cross of South Korea, compared with $9.8 million of revenue for the same quarter last year, that had been initially deferred.

According to recent IntrinsiQ patient level data, the ABRAXANE share of the taxane market in total metastatic breast cancer settings was 35 percent in March 2008. ABRAXANE share of the taxane market in first line metastatic breast cancer continued to steadily increase and

Abraxis BioScience, Inc.

2008 First Quarter Financial Results

represented 22 percent of the market. In second line metastatic breast cancer, ABRAXANE share of the taxane market reached an all time high of 37 percent. When looking at total ABRAXANE usage, 1st and 2nd line share of all ABRAXANE usage represented an all time high of 52 percent. In the 2nd+ line, ABRAXANE was the clear taxane of choice, capturing 46 percent of the market in this setting.

“During the first quarter of 2008, Abraxis increased the global marketing presence of ABRAXANE in Europe, Korea and Japan while advancing the company’s development programs and clinical trials,” said Patrick Soon-Shiong, M.D., Chairman and Chief Executive Officer of Abraxis BioScience. “ABRAXANE filings in China, Russia and Australia continue to make progress toward approvals, and the company currently has five Phase III trials underway or planned for 2008 in the areas of lung cancer, melanoma, metastatic breast cancer, and pancreatic cancer. These regulatory developments and clinical programs, combined with recent strategic acquisitions that include a proprietary pharmaceutical product and several product candidates, provide Abraxis with outstanding growth prospects.”

Gross profit for the first quarter of 2008 increased to $73.5 million, or 89.5 percent of net revenue, compared with $64.2 million, or 89.3 percent of net revenue, for the same period in 2007. Research and development expense for the first quarter of 2008 totaled $20.8 million, or 25.3 percent of net revenue, compared with $15.7 million, or 21.9 percent of revenue, for the same period in 2007, with the increase primarily due to pre-launch costs related to the company’s Phoenix manufacturing plant acquired in July 2007. Research and development expenses are expected to increase throughout the year as Phase III clinical trials are initiated and progress. Selling, general and administrative expenses for the first quarter of 2008 were $45.3 million, or 55.1 percent of net revenue, versus $49.0 million, or 68.2 percent of net revenue, for the same period in 2007. The decrease was due primarily to lower ABRAXANE marketing expenses and lower compensation costs. Selling, general and administrative expenses are expected to rise throughout the remainder of 2008 due to increased marketing costs in the U.S. and the introduction of ABRAXANE in global markets.

In connection with the separation from APP Pharmaceuticals, Inc. in November 2007, Abraxis received $700 million in cash. Interest income in the first quarter was approximately $6.8 million, compared with interest income of approximately $0.3 million in the prior-year period.

Abraxis BioScience, Inc.

2008 First Quarter Financial Results

On a GAAP basis, the company reported net income of $4.3 million, or $0.11 per diluted share, for the first quarter of 2008 versus a net loss of $5.7 million, or a loss of $0.14 per share, for the first quarter of 2007.

The table below shows adjusted net income and adjusted net income per diluted share for the first quarters of 2008 and 2007, which exclude intangible amortization and other costs related to the April 2006 merger between American Pharmaceutical Partners, Inc. and American BioScience, Inc., non-cash stock compensation expense and pre-launch costs associated with the company’s Phoenix manufacturing facility.

	Q1 2008	Q1 2007
Adjusted net income (millions)	$19.9	$4.3
Adjusted net income per diluted share	$0.49	$0.11

(Reconciliation tables appear below.)

FIRST QUARTER HIGHLIGHTS

During the first quarter of 2008, ABRAXANE received significant marketing approvals. In January, the company received approval from the EU Commission to market ABRAXANE for metastatic breast cancer. The company has begun building a senior team in Europe to lead the commercialization effort under the direction of Jean-Francois Gimonet, M.D., Vice President, European Operations. Maggie Massam has recently joined the European team as Senior Vice President, Global Marketing. In this role, Ms. Massam will have responsibility for global commercialization initiatives and ongoing marketing efforts for ABRAXANE®, supporting licensees and business partners. Prior to joining Abraxis, she managed the Account Services function as Prime Medica’s Director of Client Services, with overall responsibility for a client base including Roche, Novartis, AstraZeneca and Organon, and before that was Vice President, Account Group Supervisor at Cline Davis and Mann with responsibility for Amgen’s oncology and nephrology franchises.

In March, Abraxis’ partner in Japan, Taiho Pharmaceutical Co., filed a Japanese New Drug Application (J-NDA) with the Ministry of Health, Labor and Welfare in Japan to market ABRAXANE for the treatment of breast cancer. The submission was the result of close collaboration between the Taiho and Abraxis development teams and followed the completion of Phase I bridging studies in Japan.

Abraxis BioScience, Inc.

2008 First Quarter Financial Results

Subsequent to the end of the quarter, ABRAXANE was granted marketing approval from the Korean FDA bringing to 34 the total number of countries where ABRAXANE is approved for marketing. Abraxis’ partner in Korea, Green Cross Corporation, expects to launch ABRAXANE in that country in the first quarter of 2009 following pricing approval.

ABRAXANE also is under active review in Australia, Russia and China by their respective regulatory agencies. The company anticipates approval in China in the second quarter of 2008, and in Russia and Australia in late 2008.

In April 2008, Abraxis completed the acquisition of Shimoda Biotech and Platco Technologies gaining a pipeline of novel cyclodextrin-based products and next-generation platinum-based oncology compounds. As part of the acquisition, Abraxis also gained a revenue stream from Shimoda’s Dyloject® product (diclofenac sodium solution for injection), an injectable painkiller for the treatment of post-surgical pain. Dyloject® was launched in the United Kingdom by Javelin Pharmaceuticals under an exclusive worldwide license from Shimoda.

RESEARCH AND DEVELOPMENT

As of March 31, 2008, approximately 30 company-sponsored clinical studies and approximately 90 investigator-initiated studies were planned or underway, of which more than 36 have active patient enrollment. The company expects to have five Phase III trials active or initiated in 2008. These trials are designed to expand the number of oncology indications in which ABRAXANE may be used. The Phase III trials are focused in the areas of non-small cell lung cancer (NSCLC), melanoma, first-line metastatic breast cancer (MBC) and pancreatic cancer. These are all expected to be superiority trials utilizing weekly dosing schedules of ABRAXANE.

Abraxis intends to leverage its nab™ tumor targeting technology and internal clinical development and regulatory expertise to develop numerous drug candidates for the treatment of cancer and other critical illnesses. The drug candidates which have achieved Phase I or IND status include ABI-008 (nab™-docetaxel), ABI-009 (nab™ -rapamycin), ABI-010 (nab™-17AAG) and COROXANE™.

In its clinical development program, Abraxis initiated enrollment in its Phase II clinical trial to evaluate the efficacy and safety of COROXANE for the prevention and reduction of restenosis following revascularization of the superficial femoral artery (SFA). COROXANE (ABRAXANE

Abraxis BioScience, Inc.

2008 First Quarter Financial Results

under the trade name COROXANE) is a novel, solvent free, albumin-bound form of paclitaxel used for cardiovascular applications. The company currently is seeking a strategic partner for the development and marketing of COROXANE.

At the European Breast Cancer Conference (EBCC) in April 2008, the company had 10 clinical and three preclinical poster presentations. Additionally, at the American Association for Cancer Research (AACR) in April 2008, 13 poster presentations were made. Highlights include a preclinical study using ABRAXANE in combination with Avastin® (bevacizumab) to eradicate large-sized (up to 600 mm3) orthotopic breast tumors and lymphatic and systematic metastasis. The findings presented suggest a novel mechanism through which ABRAXANE can overcome a newly discovered phenomenon of reactionary angiogenesis. The company also reported data from a Phase I trial showing clinical benefit of ABRAXANE in combination with Gemzar® (gemcitabine) in more than 70 percent of patients with advanced pancreatic cancer.

At the upcoming American Society of Clinical Oncology (ASCO) in May 2008, 23 submissions have been accepted. The studies to be presented include the use of ABRAXANE as mono-therapy and in combination therapy in breast cancer and other tumor types, including melanoma, pancreatic, prostate and ovarian.

Note

The company completed its separation from APP Pharmaceuticals, Inc. in November 2007. The accompanying unaudited consolidated and combined financial information reflect the consolidated operations of Abraxis BioScience, Inc. and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Old Abraxis, for periods prior to November 13, 2007, refers to Abraxis BioScience, Inc. (formerly American Pharmaceuticals, Inc.) prior to the separation. The unaudited consolidated and combined financial information for periods prior to and including November 13, 2007 may not be indicative of future performance and do not necessarily reflect what the consolidated and combined results of operations, financial position and cash flows would have been had Abraxis BioScience operated as an independent, publicly-traded company during the periods presented, including changes in capitalization as a result of the separation. To the extent that an asset, liability, revenue or expense is directly associated with the company, it is reflected in the accompanying unaudited consolidated and combined financial information. Certain general corporate overhead and other expenses for periods prior to the separation have been allocated to the company. Management believes such allocations were reasonable; however, they may not be indicative of actual results had Abraxis BioScience been operating as an independent, publicly traded company for the periods presented.

Abraxis BioScience, Inc.

2008 First Quarter Financial Results

Conference Call Information

On Thursday, May 15, 2008, the company will host a conference call with interested parties beginning at 8:30 a.m. PDT/11:30 a.m. EDT to review its results of operations for the first quarter of 2008. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.thomsonone.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted net income and adjusted net income per share, provide useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for the three months ending March 31, 2008 and March 31, 2007 is included with this news release.

About ABRAXANE®

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

About Abraxis BioScience

Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes the world’s first and only protein-bound nanoparticle chemotherapeutic compound (ABRAXANE), which is based on the company’s proprietary tumor targeting technology known as the nab™ platform. The first FDA approved product to use this nab™ platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the clinical development plan, and the timing and scope of clinical studies and trials, for ABRAXANE and the approval and launch of ABRAXANE in Europe and Korea. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials; delays

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2008 First Quarter Financial Results

in commencement and completion of clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the clinical trials; decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates; unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates; the need for additional data or clinical studies for ABRAXANE or product candidates; regulatory developments (domestic or foreign) involving the company’s manufacturing facilities; the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE; research and development associated with the nab technology platform; the impact of pharmaceutical industry regulation; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; the ability to successfully manufacture products in a time-sensitive and cost effective manner; the acceptance and demand of new pharmaceutical products; and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Form 10 registration statement and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Avastin® is a registered trademark of Genentech, Inc.

Gemzar® is a registered trademark of Eli Lilly and Company

Contacts:

Investors and Media Inquiries:
Daniel Saks Vice President, Investor Relations and Corporate Communications 310.405.7417	Pondel Wilkinson Inc. Rob Whetstone 310.279.5963

Financial Tables Follow

Abraxis BioScience, Inc.

2008 First Quarter Financial Results

Abraxis BioScience, Inc.

Condensed Consolidated and Combined Statements of Operation (1)

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Abraxane revenue	$79,932	$70,883
Other revenue	2,210	1,010

Net revenue	82,142	71,893
Cost of sales	8,607	7,659

Gross profit	73,535	64,234
Percent to net revenue	89.5%	89.3%
Operating expenses
Research and development	20,822	15,713
Selling, general and administrative	45,300	49,037
Amortization of merger related intangibles	9,653	9,653
Equity in net loss (income) of Drug Source Co, LLC	248	(718)

Total operating expenses	76,023	73,685

Percent to net revenue	92.6%	102.5%
Loss from operations	(2,488)	(9,451)
Interest income and other	6,822	296

Income (loss) before income taxes	4,334	(9,155)
Provision (benefit) for income taxes	25	(3,484)

Net income (loss)	$4,309	$(5,671)

Net income (loss) per share
Basic	$0.11	$(0.14)

Diluted	$0.11	$(0.14)

Weighted-average common shares outstanding:
Basic	39,997	39,990

Diluted	40,196	39,990

The composition of stock-based compensation included above is as follows:
Cost of sales	$51	$515
Research and development	1,190	2,394
Selling, general and administrative	1,753	3,594

Total stock-based compensation	$2,994	$6,503

Selected ratios as a percentage of net revenue:
Research and development	25.3%	21.9%
Selling, general and administrative	55.1%	68.2%

(1)	The consolidated and combined financial information reflects the consolidated operations of Abraxis BioScience and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Old Abraxis for periods prior to November 13, 2007. The consolidated and combined financial information for periods prior to and including November 13, 2007 may not be indicative of our future performance and do not necessarily reflect what our consolidated and combined results of operations, financial position and cash flows would have been had we operated as an independent, publicly-traded company during those periods.

Abraxis BioScience, Inc.

2008 First Quarter Financial Results

Abraxis BioScience, Inc.

GAAP to Adjusted Net Income Per Share Reconciliation

(Unaudited, in thousands, except per share amounts)

Adjusted net income and adjusted net income per share are defined as net income and net income per share, respectively, in each case excluding the impact of non-cash stock compensation expense, amortization of acquired intangible assets, and Phoenix pre-launch costs. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. Reconciliation of net income and net income per share to adjusted net income and adjusted net income per share for the three months ended March 31, 2008 and 2007 is below:

	Three Months Ended March 31,
	2008	2007
Net income (loss)	$4,309	$(5,671)
Intangible amortization related to merger	9,651	5,958
Phoenix pre-launch costs	2,929	—
Stock compensation expense	2,993	4,014

Adjusted net income	$19,882	$4,301

Adjusted net income per diluted share	$0.49	$0.11

Weighted-average common shares outstanding diluted	40,196	39,990

	Adjusted Net Income Per Share
Net income (loss) per share	$0.11	$(0.14)
Intangible amortization related to merger	0.24	0.15
Phoenix pre-launch costs	0.07	—
Stock compensation expense	0.07	0.10

Adjusted net income per share	$0.49	$0.11

Abraxis BioScience, Inc.

GAAP to Adjusted Pretax Net Income Reconciliation

(unaudited, in thousands)

	Three Months Ended March 31,
	2008	2007
Income (loss) before income tax	$4,334	$(9,155)
Pretax intangible amortization related to merger	9,653	9,653
Phoenix pre-launch costs	2,930	—
Stock compensation expense	2,994	6,503

Adjusted income before income tax	$19,911	$7,001

Abraxis BioScience, Inc.

2008 First Quarter Financial Results

Abraxis BioScience, Inc.

Condensed Consolidated and Combined Balance Sheets

(In thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$698,244	$705,125
Accounts receivable, net of chargebacks	41,359	43,944
Related party receivable	5,033	1,958
Inventories	71,204	73,677
Prepaid expenses and other current assets	15,583	18,572
Deferred income taxes	34,499	33,696

Total current assets	865,922	876,972
Property, plant and equipment, net	144,952	145,120
Investment in Drug Source Company, LLC	9,027	9,275
Intangible assets, net of accumulated amortization	195,561	205,231
Goodwill	241,361	241,361
Other non-current assets	26,682	24,296

Total assets	$1,483,505	$1,502,255

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,032	$33,579
Accrued liabilities	58,078	54,927
Related party payable	—	6,986
Income taxes payable	95	5,010
Deferred revenue	41,289	41,289

Total current liabilities	126,494	141,791
Deferred income taxes, non-current	33,199	32,396
Long-term portion of deferred revenue	110,829	121,138
Other non-current liabilities	9,490	9,543

Total liabilities	280,012	304,868
Stockholders’ equity
Common stock	40	40
Additional paid-in capital	1,194,327	1,192,461
Retained earnings	8,391	4,082
Accumulated other comprehensive income	735	804

Total stockholders’ equity	1,203,493	1,197,387

Total liabilities and stockholders’ equity	$1,483,505	$1,502,255

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